Exhibit (11)
                          FLORIDA ROCK INDUSTRIES, INC.
                     COMPUTATION OF EARNINGS PER COMMON SHARE


                                  THREE MONTHS                NINE MONTHS
                                 ENDED JUNE 30               ENDED JUNE 30
                               1994          1993          1994        1993

  Net income              $7,058,000    $4,211,000   $10,234,000  $3,716,000

  Common shares:

  Weighted average shares
  outstanding during the
  period                   9,486,767     9,195,532    9,437,613    9,195,752

  Shares issuable  under
  stock options which are
  potentially dilutive and
  affect primary earnings
  per share                    5,893        12,632       40,662            -

  Maximum potential shares
  includable in computation
  of primary earnings per
  share                    9,492,660     9,208,164    9,478,275    9,195,752

  Additional shares
  issuable under stock
  options which are
  potentially dilutive and
  affect fully diluted
  earnings per share               -         3,836            -       16,661


  Maximum potential shares
  included in computation of
  fully diluted earnings
  per share                9,492,660     9,212,000    9,478,275    9,212,413


  Primary earnings per
  commom share                  $.74          $.46        $1.08         $.41

  Fully diluted earnings
  per common share (a)          $.74          $.46        $1.08         $.41

(a) Fully diluted earnings per common share are not presented on the income statement since the potential affect would have been less than 3% dilutive.


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